Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Zymergen Inc. for the registration of common stock, preferred stock, depository shares, debt securities, warrants, and purchase contracts units, and to the incorporation by reference therein of our report dated March 29, 2022, with respect to the consolidated financial statements of Zymergen Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.
/S/ Ernst & Young LLP
Redwood City, California
May 12, 2022